March 1, 1999



Mr. Gary Smith
Chief Executive Officer
Smart Choice Automotive Group
5200 S. Washington Avenue
Titusville, FL  32780

     RE: Extension of Engagement Letter

Dear Mr. Smith:

     This letter refers to that certain engagement letter (the "Engagement Letter") dated December 23, 1997 from Stephens Inc. ("Stephens") to Smart Choice Automotive Group, Inc. (the "Company"), which was accepted by the Company on December 26, 1997, under which Stephens serves as exclusive financial advisor to the Company in connection with the proposed divestiture of Eckler Industries, Inc. ("Eckler"). Stephens and the Company agree that a divestiture of Eckler is in the long-term best interest of the Company. The Company hereby agrees to extend the term of the Engagement Letter for one additional year under the same terms, conditions and provisions thereof and to extend the Engagement Period thereunder until December 26, 1999; provided however, that if Gerald Parker or Ralph Eckler or any of their respective affiliates shall be the purchaser of Eckler, then the amount of Stephens Success Fee under the Engagement Letter shall be reduced by fifty percent (50%) and provided further that the Company and Eckler shall refer to Stephens all potential purchasers that contact the Company or Eckler. Except as otherwise stated above, all of the terms, conditions and provisions of the Engagement Letter shall remain in full force and effect.

     Stephens will, if requested by the Board of Directors, render an opinion as to the fairness, from a financial point of view, of the consideration payable by the Company, or the exchange ratio, as the case may be, in connection with the Transaction. If requested by the Board of Directors, our opinion shall be delivered in writing. The nature and scope of the investigation and analysis which we will conduct in order to be able to render our opinion, as well as the form and substance of our opinion, will be such as we consider appropriate. It is understood and agreed that any information or advice rendered by Stephens or its representatives in connection with its engagement hereunder is solely for the confidential use of the Board of Directors of the Company in its evaluation of a Transaction. The Company may not publish or refer to our opinion (either in its entirety or through excerpts or summaries), disclose the existence of our engagement hereunder or describe or characterize the advice provided by us to the Company, whether formal or informal, or otherwise refer to Stephens, nor may the Company authorize any other person or entity to do any of the foregoing, without the prior written approval of Stephens.

     Any opinion rendered by Stephens and a summary discussion of Stephens' underlying analyses and role as financial advisor to the Board may be included in a proxy statement mailed to the Company's shareholders in connection with a transaction provided that such opinion is reproduced in its entirety and Stephens approves such disclosure prior to the filing of such proxy statement with the United States Securities and Exchange Commission.

     If this letter correctly states our agreement, please so indicate by signing below and returning a signed copy to us.

         We look forward to continuing to work with you.

                         Very truly yours,

                         STEPHENS INC.

                         BY: /s/ David Linch
                         -------------------
                         David Linch
                         Managing Director


ACCEPTED THIS 1st DAY OF MARCH, 1999.
SMART CHOICE AUTOMOTIVE GROUP, INC.

BY: /s/ Gary R. Smith
---------------------
Title: President and CEO